May 24, 2005

Banco Itaú, S.A.
Praça Alfredo Egydio de Souza Aranha, 100
São Paulo — SP — Brasil
Attention: Mr. Roberto Setúbal

Re: Conversion of Promoters into interactive marketing services

Dear Mr. Setubal:

I am writing to confirm the understanding AOL Brasil Ltda. (“AOLB”) reached with Banco Itaú S.A. (“Itaú”) in our meeting last May 9, 2005 concerning certain marketing activities under the Strategic Interactive Services and Marketing Agreement dated June 12, 2000 (“SMA”) and to the Memorandum of Agreement dated December 14, 2002 (the “MOA,” and together with the SMA, each as amended from time to time, the “Existing Agreement”). For convenience, the capitalized terms used in this letter shall have the meaning given such terms in the Existing Agreement.

Beginning May 25, 2005 (the “Promoter Termination Date”), Itaú shall no longer be required to allow, and AOLB shall not deploy, Promoters or Supervisors in Itaú bank branches, and Itaú shall no longer be obliged to maintain kiosks and any of the other items described in Section 2(a)(iii) of Exhibit A to the MOA. Pursuant to Section 2(a)(iii) of Exhibit A to the MOA, Itaú shall reimburse AOLB for the costs of such Promoters and Supervisors up to the Promoter Termination Date, and shall reimburse AOLB for any fees incurred in connection with AOLB’s termination of its agreement with the third party agency that provided such Promoters and Supervisors.

As compensation for discontinuing the Promoters and Supervisors prior to the end of the Quarter 8, Itaú shall purchase from AOLB R$200,000 of interactive marketing on the AOLB Service or the Co-Branded Service (at Itaú’s option) during Quarter 8 at the current card rate (notwithstanding the 20% discount provided under Section 12.1.4 of the SMA).

In each of Quarters 9 through 11, Itaú shall purchase interactive marketing on the AOLB Service or the Co-Branded Service (at Itaú’s option) during the then-current Quarter at the then-prevailing card rate (notwithstanding the 20% discount provided under Section 12.1.4 of the SMA). For each Quarter, the amount of such interactive marketing shall be calculated as follows:

(x) the number of Promoters guaranteed by Itaú in such Quarter multiplied by

(y) the average monthly costs paid by Itaú per Promoter pursuant to Section 2(a)(iii)(A) of Exhibit A of the MOA for Quarter 8 up to the Promoter Termination Date multiplied by three (3) ), adjusted by the IGPM-FGV as from the end of Quarter 8 until the effective purchase of such interactive marketing from AOLB.

If you agree to the foregoing terms and conditions, please so indicate by having an authorized representative sign and return the attached copy of this letter.

Very truly yours,

AOL BRASIL LTDA.

By: /s/ Milton Da Rocha Camargo

Printed

Name: Milton Da Rocha Camargo

Title: President

Accepted and agreed
as of the date of this letter:

BANCO ITAÚ S.A.

By: /s/ Jaime Augusto Chaves

Printed
Name: Jaime Augusto Chaves

Title:

AMERICA ONLINE LATIN AMERICA, INC.

By: Charles M. Herington

Printed
Name: Charles M. Herington
Title: President and CEO